Exhibit 99.1

Questions and Answers with Damon G. Barber, President and Chief Executive Officer of Prospect Global Resources

DENVER, CO, March 13, 2013 — Prospect Global Resources, Inc. (NASDAQ: PGRX), which on March 7, 2013, announced the appointment of Damon G. Barber as President and Chief Executive Officer, today released the following Question and Answer discussion with Mr. Barber:

Question: Last Thursday, the Company and Apollo Global Management, LLC (NYSE: APO) mutually terminated the financing agreement that they had announced last November. What happened?

Answer: As we have disclosed in our most recent 10-Q and 8-K filings with the SEC, we came to realize that it would have been unlikely we would be able to satisfy all of the closing conditions to the Apollo financing.  Subsequently, there were concerns about Prospect Global’s ability to obtain the necessary shareholder approvals for the financing. Even if all conditions precedent to closing the transaction were met or waived, we would not have expected receipt of any proceeds from the Apollo financing until sometime in late 2013 or early 2014. Therefore, the company and Apollo decided the best path forward was to terminate it.

Q. The company faces significant debt maturities in the near term. How are you addressing that issue?

A. We are in active negotiations with our debt holders and believe that these negotiations will be productive.

Q. What’s next?

A. We continue to develop our Holbrook Basin project and are actively pursuing financing options. I have had success in developing mining projects in the past, and I believe we will be quite successful with the Holbrook project. The Holbrook project remains an excellent asset, in an industry with strong fundamentals.

Q. You were elevated to Chief Executive Officer last Thursday, but there was no word about your predecessor, Patrick L. Avery. Can you explain?

A. The Company asked Pat Avery to stay on as a Senior Advisor, and I am pleased to say that he has accepted that role. I value Pat’s expertise and his deep familiarity with our American West Potash resource. I expect to benefit from that knowledge.

Q. What are your views on the opportunity you’ve been given?

A. I am extremely excited about the opportunity to lead the development of Prospect Global Resources. The fundamentals of the project and the potash mining industry are tremendous for potential value creation. I am grateful that the Board has given me this opportunity to build North America’s next potash company and mine.  We have an excellent team working across engineering, geology, permitting, logistics, finance, and operations and continue to make great strides.